Exhibit (a)(10)

First Albany Companies Inc. Announces Extension of Offer to Eligible Employees

ALBANY, New York--(BUSINESS WIRE)--May 10, 2007--First Albany Companies Inc. (NASDAQ: FACT) has determined to extend its offer to eligible employees of the opportunity to rescind certain restricted stock award agreements held by such eligible employees in return for an award of stock appreciation rights until 11:59 p.m., Eastern Daylight Time, on May 23, 2007 (unless further extended). Accordingly, the new expiration date of the Offer, as described in the Offer with Respect to Outstanding Restricted Shares Issued under the First Albany Companies Inc. 1999 Long-Term Incentive Plan, as Amended and Restated from Time to Time (the "1999 Plan"), the First Albany Companies Inc. 2001 Long-Term Incentive Plan, as Amended and Restated from Time to Time (the "2001 Plan") and the First Albany Companies Inc. Restricted Stock Inducement Plan for Stock Appreciation Rights under the 1999 Plan and the 2001 Plan, dated March 27, 2007, is scheduled to be May 23, 2007.

About First Albany

First Albany Companies Inc. (NASDAQ: FACT) is an independent investment bank that serves the institutional market, state and local governments and the growing corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. First Albany offers a diverse range of products through its Equities and Municipal Capital Markets divisions, as well as through Descap Securities Inc., its MBS/ABS trading subsidiary, and FA Technology Ventures Inc., its venture capital division. First Albany maintains offices in major business and commercial markets.

This press release contains "forward-looking statements." These statements are not historical facts but instead represent the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. The Company's forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

CONTACT: First Albany Companies Inc. C. Brian Coad, Chief Financial Officer, 212-273-7120SOURCE: First Albany Companies Inc.